EXHIBIT 99.1
Spirit Airlines Reports Fourth Quarter and Full Year 2022 Results

MIRAMAR, Fla., February 6, 2023 - Spirit Airlines, Inc. ("Spirit" or the "Company") (NYSE: SAVE) today reported fourth quarter and full year 2022 financial results.

“I want to thank the entire Spirit Team for their contributions in overcoming the many challenges we faced during 2022. Thanks to their dedication and relentless pursuit to implement more efficient and effective strategies, we made excellent progress on the steps necessary to return Spirit to sustained profitability," said Ted Christie, Spirit's President and Chief Executive Officer.

	Fourth Quarter 2022
	(unaudited)
	As Reported	Adjusted[1]
Total operating revenues	$1,391.3 million	$1,391.3 million
Operating income (loss)	$(305.7) Million	$57.6 Million
Operating margin	(22.0)%	4.1%
Net income (loss)	$(270.7) million	$12.6 million
Diluted income (loss) per share	$(2.49)	$0.12

"Leisure demand has remained strong and our team is doing a great job maximizing revenue production," Christie continued. "In the fourth quarter 2022, despite a significant number of weather-related flight cancellations during the peak holiday period, our team delivered better-than-expected unit revenue performance. In fact, when adjusting for capacity increases, our unit revenue performance in the fourth quarter was amongst the best in the industry, when compared to 2019.”
Fourth Quarter 2022 Financial Results
For the fourth quarter 2022, Spirit reported a net loss of $270.7 million, or a net loss of $2.49 per diluted share. Excluding special items, adjusted net income for the fourth quarter 2022 was $12.6 million1, or an adjusted net income of $0.12 per diluted share1.

For the fourth quarter 2022, Spirit reported a pre-tax loss of $340.3 million and a pre-tax margin of negative 24.5 percent. Adjusted pre-tax income for the fourth quarter was $23.0 million1 and adjusted pre-tax margin was 1.7 percent1.

Operations
For the fourth quarter 2022, the Company's load factor was 81.0 percent, DOT on-time performance2 was 73.2 percent and Completion Factor2 was 97.0 percent.

Revenue
Total operating revenues for the fourth quarter 2022 were $1.4 billion, an increase of 43.5 percent compared to the fourth quarter 2019 primarily due to increased flight volume and stronger operating yields. Total revenue per ASM ("TRASM") was 10.81 cents, up 17.0 percent compared to fourth quarter 2019 on 22.7 percent more capacity.

On a per passenger flight segment basis, compared to the same period in 2019, total revenue per passenger flight segment ("segment") for the fourth quarter 2022 increased 22.5 percent to $135.62. Compared to the fourth quarter 2019, fare revenue per segment increased 22.1 percent to $64.31 and non-ticket revenue per segment increased 22.9 percent to $71.313. Non-ticket revenue per segment increased sequentially from the third quarter 2022 by $4.24, driven by strong take rates for ancillaries combined with the benefit from revenue management initiatives.

Cost Performance
Total GAAP operating expenses for the fourth quarter 2022 increased 100.8 percent compared to the fourth quarter 2019 to $1,697.0 million. Adjusted operating expenses for the fourth quarter 2022 increased 58.0 percent compared to the fourth quarter 2019 to $1,333.7 million4. Compared to the fourth quarter 2019, these increases were primarily driven by increases in flight volume, additional aircraft, higher fuel prices and inflationary wage pressures.

Compared to the guidance Spirit gave in mid-December 2022, the Company's total operating expenses for the fourth quarter 2022 came in better-than-expected primarily due to lower airport rents and landing fees driven by operating expense and revenue share adjustments at various airports served by Spirit.

Aircraft utilization in the fourth quarter 2022 was 10.8 hours, down 7.7 percent compared to the 11.7 hours in the same period of 2019 and a sequential improvement from the third quarter 2022 of 1.9 percent. Continued constraint on flights to and from Florida and staffing challenges limited Spirit's ability to optimize its network and operate its fleet at full utilization in the fourth quarter 2022.

“Our team did a great job navigating the various challenges in 2022 and closed the year with better-than-expected results,” said Scott Haralson, Spirit’s Chief Financial Officer. “Despite some unexpected setbacks with Geared Turbo Fan (“GTF”) engine availability issues, a continued stressed industry infrastructure, and other issues, we have been steadily building back to full fleet utilization and are on track to be close to full fleet utilization by the end of 2023. These issues, together with Airbus aircraft delivery delays, have led us to be more conservative with our capacity planning assumptions for 2023. We now anticipate full year 2023 capacity will be up 19 percent to 22 percent compared to 2022 and that our 2023 CASM ex-fuel will be in the high 6-cent range, which includes approximately 30 basis points of cost pressure related to the recently ratified pilot contract.”

Fleet
Spirit took delivery of 10 new A320neo aircraft during the fourth quarter 2022. The Company ended the quarter with 194 aircraft in its fleet, an increase of 33.8 percent since the end of fourth quarter 2019.

In January 2023, the Company signed an agreement to sell 29 unencumbered A319ceo aircraft powered with V2500 engines to Gryphon Trading Company, LLC ("Gryphon"), with anticipated deliveries to Gryphon beginning in the first quarter 2023 through the end of the third quarter 2024. The Company expects to remove 14 and 15 A319ceo aircraft from its operating fleet in 2023 and 2024, respectively. The other two A319ceo aircraft in our operating fleet are anticipated to be returned to the lessor upon lease expiration in 2025.

Liquidity and Capital Deployment
Spirit ended fourth quarter 2022 with unrestricted cash and cash equivalents, short-term investment securities and liquidity available under the Company's revolving credit facility of $1.8 billion.

During the fourth quarter 2022, the Company completed a private offering of an additional $600 million in aggregate principal amount of 8.00% Senior Secured Notes due 2025 (the "Senior Secured Notes") by Spirit IP Cayman Ltd., an indirect wholly-owned subsidiary of the Company, and Spirit Loyalty Cayman Ltd., an indirect wholly-owned subsidiary of the Company (together the “Issuers”). As of December 31, 2022, the Issuers had $1.1 billion of aggregate principal amount of Senior Secured Notes outstanding.

Spirit increased the commitment under its senior secured revolving credit facility by $60.0 million to $300.0 million during the fourth quarter 2022. As of December 31, 2022, the entire $300 million remained undrawn and available.

Total capital expenditures, including net pre-delivery purchase deposits, for the twelve months ended December 31, 2022, were $246.1 million, primarily related to the purchase of spare parts, including four spare engines, two flight simulators, and expenditures related to the building of Spirit's new headquarters campus in Dania Beach, Florida.

Forward Looking Guidance
The first quarter and full year 2023 guidance items provided in this release are based on the Company's current estimates and are not a guarantee of future performance. There could be significant risks and uncertainties that could cause actual results to differ materially, including the risk factors discussed in the Company's reports on file with the Securities and Exchange Commission. Spirit undertakes no duty to update any forward-looking statements or estimates.

Adjusted operating expenses and adjusted operating margin are non-GAAP financial measures, which are provided on a forward-looking basis. The Company does not provide a reconciliation of non-GAAP forward-looking measures on a forward-looking basis where the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in/excluded from the GAAP financial measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

First Quarter 2023E
TRASM % change y/y	Up 23.0% to 24.5%
Adjusted Operating expenses ($Billions)(1)	$1.39 to $1.40
Adjusted Operating margin (%)(1)	(2)% to (4)%
Fuel cost per gallon ($)(2)	$3.20
Fuel gallons (Millions)	141.3
Total other (income) expense ($Millions)(3)	$28.1
Effective tax rate(1)	24%
Diluted share count (Millions)(4)	109.1

Full Year 2023E
Total capital expenditures ($Millions)(5)
Pre-delivery deposits, net of refunds	$75
Aircraft and engine purchases	$30
Other capital expenditures	$255

	1Q23E	Full Year 2023E
Available Seat Miles % Change vs. 2022	13.2%	19% to 22%

(1)Excludes special items, which may include loss on disposal of assets, special charges and credits, fixed asset impairment charges, and other items which are not estimable at this time.
(2)Includes fuel taxes and into-plane fuel cost.
(3)Includes interest expense, capitalized interest, interest income, and other income and expense. Excludes any potential change in the mark to market adjustment related to the derivative portion of the 2026 Convertible Notes.
(4)In periods where the amount of 2025 Convertible Notes (the “Notes”) outstanding remains unchanged from the fourth quarter 2022 and the Company is profitable, the Notes could have a dilutive impact of approximately 2.3 million on the weighted average diluted shares outstanding. If adjusted net income plus interest on the Notes, net of income tax, divided by the weighted average diluted shares including the 2.3 million shares is found to be anti-dilutive, the shares related to the Notes will not be included in the weighted average diluted share count. In addition, if the Company is profitable, the dilutive impact, if any, from outstanding equity awards and warrants will also impact the weighted average diluted shares outstanding. The Treasury Stock Method will be used to determine the dilutive impact of any outstanding equity awards and warrants.
(5)Total capital expenditures assumes all new aircraft deliveries are either delivered under direct leases or financed through sale-leaseback transactions.

Full Year 2022 Highlights

Our People

•In 2022, Spirit maintained its focus on building an engaged workforce, while navigating a tightening labor market. The Company grew its workforce to 12,413 by adding over 2,200 Team Members to support its growing organization

•Spirit continued to develop its comprehensive Diversity, Equity, Inclusion, and Belonging strategy, which drives meaningful change within the organization and the communities it serves. This includes employee resource groups (ERGs) organized by Team Members to ensure they all have a voice in paving our path; providing education to increase awareness of systemic inequities and to reduce bias; and its Supplier Diversity program around a network of minority-owned business partners and diverse suppliers

•Spirit launched new partnerships with ATP Flight School, CAE and L3Harris to expand its pipeline of highly skilled, professional pilots. These three pathway programs put graduates on the fast track to a successful career as a Spirit pilot

•As part of its commitment to investing in careers, Spirit launched the Leadership Altitude Program to build supervisor and manager skills across all workgroups

Recognitions and Accomplishments

•Spirit was awarded for the fifth year in a row the FAA’s highest award for Technical Training, the Diamond Award of Excellence. This award is only achieved if 100% of technicians receive the FAA’s Aircraft Maintenance Technician (“AMT”) Certificate of Training

•Spirit was recognized by Forbes as one of America’s Best Employers for Diversity. Forbes' annual list ranks the 500 employers that boast the most diverse boards and executive ranks, as well as the most proactive diversity and inclusion initiatives

•Spirit was also recognized by LinkedIn as one of the top ten companies to work for in travel and hospitality. Backed by unique LinkedIn data measuring different elements of career progression, the list ranks the best 25 companies that are investing in their talent and helping set people up for long-term success

•Spirit received the highest recognition in our category in The Airline Passenger Experience Association (APEX) Official Airline Ratings™, which is the first airline rating program based solely on certified passenger feedback. This industry honor is based on neutral, third-party passenger feedback and insights

Supporting our Communities

•Spirit is committed to inspiring positive change in the communities it serves, supporting local nonprofit organizations that have a meaningful social impact on the lives of children & families, service members and the environment, through Team Member volunteerism, monetary, and in-kind donations. Spirit Team Members came together to provide thousands of hours of volunteerism and community service through both small and large scale activities such as planting trees in Orlando, cleaning up beaches in California, Breast Cancer Walks in Detroit and Miami and building houses for people in need in Las Vegas

•The Spirit Charitable Foundation hosted the Evening Off The Runway and Spirit Open fundraising events, which helped raise over $1.6 million and benefited over 50 charitable organizations supporting children and families, service members, and the environment

•Furthermore, as part of its continued commitment to support service members, the Spirit Charitable Foundation continued its exclusive partnership with Honor Flight South Florida, providing 400 veterans with chartered flights to visit memorials and military landmarks in their honor, in Washington, D.C.

•Spirit continued to support organizations like the American Red Cross, as part of their efforts to help communities they serve recover from natural disasters and crises, such as Hurricane Ian

•Spirit's President and CEO, Ted Christie, received the 2022 Humanitarian Award from the American Red Cross Broward Chapter for showing dedication to the organization’s mission through civic engagement and generous community support

Guest Experience and Loyalty

•Spirit announced the new additions of Vector Light™ seats and Vector Premium™ Big Front Seats ® coming in 2023, which will provide an additional half-inch of width for each seat and about two more inches of knee space, thanks to its innovative curved seat back design. All seats will also have more cushion and new headrests

•Spirit’s Wi-Fi is the fastest of any U.S. based airline5 and is now available on most of our Airbus 320 and 321 aircraft. Guests can enjoy Wi-Fi across Spirit’s network throughout the Americas

•Received the Airline Passenger Experience Association (APEX) Best Airport Innovation Award for self-bag drop and biometric technology

•Added Los Angeles International and Hartsfield-Jackson Atlanta International Airports to its list of airports offering the award-winning self-bag system with biometrics features, with rollouts planned at Orlando International and Detroit Metropolitan Wayne County Airports in 2023

•Spirit is the only airline to receive TSA approval to leverage 1:1 biometrics at ATL, DFW, LAX and ORD allowing self-bag drops to verify passenger identification without the need for manual input from airport agents

•Received the Fly Quiet Award from the Port of Seattle, which noted the airline's "remarkably low takeoff noise levels" at Seattle-Tacoma International Airport

•Recognized by Los Angeles World Airports as a 2022 gold winner of the LAX Fly Quieter Program, which is the highest in its category

Network Development

•Opened new Pilot and Flight Attendant crew bases in Atlanta, Georgia; Miami, Florida and Houston, Texas

•Opened an aircraft maintenance facility at George Bush Intercontinental Airport to help maintain and service its growing fleet

•Expanded its network by initiating service to nine new destinations: Albuquerque, New Mexico; Boise, Idaho; Memphis, Tennessee; Monterrey, Mexico; Ponce, Puerto Rico; Reno, Nevada; Rochester, New York; Salt Lake City, Utah and San Antonio, Texas

Conference Call/Webcast Detail
Spirit will conduct a conference call to discuss these results tomorrow, February 7, 2023, at 10:00 a.m. Eastern US Time. A live audio webcast of the conference call will be available to the public on a listen-only basis at http://ir.spirit.com. An archive of the webcast will be available under "Events & Presentations" for 60 days.

Merger Agreement with JetBlue
On October 19, 2022, Spirit stockholders voted to approve the merger agreement between Spirit and JetBlue that was entered into on July 28, 2022. The completion of the transaction is subject to customary closing conditions, including receipt of required regulatory approvals. Spirit and JetBlue expect to conclude the regulatory process and close the transaction no later than the first half of 2024.

Spirit Airlines
Spirit Airlines (NYSE: SAVE) is committed to delivering the best value in the sky. We are the leader in providing customizable travel options starting with an unbundled fare. This allows our Guests to pay only for the options they choose — like bags, seat assignments, refreshments and Wi-Fi — something we call À La Smarte®. Our Fit Fleet® is one of the youngest and most fuel-efficient in the United States. We serve destinations throughout the U.S., Latin America and the Caribbean, making it possible for our Guests to venture further and discover more than ever before. We are committed to inspiring positive change in the communities where we live and work through the Spirit Charitable Foundation. Come save with us at spirit.com.

Investors are encouraged to read the Company's periodic and current reports filed with or furnished to the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, for additional information regarding the Company.

End Notes
(1) See "Reconciliation of Adjusted Net Income (Loss), Adjusted Pre-Tax Income (Loss), and Adjusted Operating Income (Loss) to GAAP Net Income (Loss)" tables below for more details.
(2) Results are based on preliminary data compared to major and regional U.S. airlines.
(3) See "Calculation of Total Non-Ticket Revenue per Passenger Flight Segment" table below for more details.
(4) See "Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses" table below for more details.
(5) Based on publicly available data. Wi-Fi is expected to be installed on all recently delivered aircraft and all future aircraft deliveries soon after each aircraft is delivered.

Forward Looking Statements
Forward-Looking Statements in this report and certain oral statements made from time to time by representatives of the Company contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") which are subject to the “safe harbor” created by those sections. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. All statements other than statements of historical facts are “forward-looking statements” for purposes of these provisions. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential,” and similar expressions intended to identify forward-looking statements. Forward-looking statements include, without limitation, guidance for 2022 and statements regarding the Company's intentions and expectations regarding revenues, cash burn, capacity and passenger demand, additional financing, capital spending, operating costs and expenses, pre-tax income, pre-tax margin, taxes, hiring, aircraft deliveries and stakeholders, vendors and government support. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors include, among others, results of operations and financial condition, the competitive environment in our industry, our ability to keep costs low and the impact of worldwide economic conditions, including the impact of economic cycles or downturns on customer travel behavior, the consummation of the merger with JetBlue and other factors, as described in the Company’s filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Furthermore, such forward-looking statements speak only as of the date of this release. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. Risks or uncertainties (i) that are not currently known to us, (ii) that we currently deem to be immaterial, or (iii) that could apply to any company, could also materially adversely affect our business, financial condition, or future results. Additional information concerning certain factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

The Company does not provide a reconciliation of forward-looking measures on a forward-looking basis where the Company believes such reconciliation would imply a degree of precision and certainty that could be confusing to investors and is unable to reasonably predict certain items included in/excluded from the non-GAAP financial measures without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various items that have not yet occurred and are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Non-GAAP forward-looking measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

SPIRIT AIRLINES, INC.
Consolidated Statement of Operations
(unaudited, in thousands, except per-share amounts)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2022	2021	Change	2022	2021	Change
Operating revenues:
Passenger	$1,369,671	$971,728	41.0	$4,989,365	$3,175,802	57.1
Other	21,639	15,828	36.7	79,082	54,973	43.9
Total operating revenues	1,391,310	987,556	40.9	5,068,447	3,230,775	56.9

Operating expenses:
Aircraft fuel	494,255	296,572	66.7	1,929,969	913,945	111.2
Salaries, wages and benefits	324,744	285,161	13.9	1,251,225	1,065,461	17.4
Landing fees and other rents	77,137	84,691	(8.9)	347,268	315,999	9.9
Depreciation and amortization (1)	82,246	74,936	9.8	313,090	297,211	5.3
Aircraft rent	72,420	61,305	18.1	282,428	246,601	14.5
Maintenance, materials and repairs	51,772	48,777	6.1	187,820	159,502	17.8
Distribution	46,097	37,509	22.9	177,557	132,499	34.0
Special charges (credits)	348,246	—	NM	420,172	(377,715)	NM
Loss on disposal of assets	15,062	1,482	NM	46,624	3,320	NM
Other operating (2)	185,060	158,673	16.6	711,211	530,826	34.0
Total operating expenses	1,697,039	1,049,106	61.8	5,667,364	3,287,649	72.4

Operating income (loss)	(305,729)	(61,550)	396.7	(598,917)	(56,874)	953.1

Other (income) expense:
Interest expense	48,193	35,434	36.0	139,905	155,611	(10.1)
Loss on extinguishment of debt	—	—	NM	—	331,630	NM
Capitalized interest	(5,915)	(4,958)	19.3	(22,818)	(18,998)	20.1
Interest income	(11,413)	(324)	3,422.5	(20,083)	(5,374)	273.7
Other (income) expense	3,703	125	2,862.4	4,818	577	735.0
Total other (income) expense	34,568	30,277	14.2	101,822	463,446	(78.0)

Income (loss) before income taxes	(340,297)	(91,827)	270.6	(700,739)	(520,320)	34.7
Provision (benefit) for income taxes	(69,633)	(4,668)	1,391.7	(146,589)	(47,751)	207.0

Net loss	$(270,664)	$(87,159)	210.5	$(554,150)	$(472,569)	17.3
Basic loss per share	$(2.49)	$(0.80)	211.3	$(5.10)	$(4.50)	13.3
Diluted loss per share	$(2.49)	$(0.80)	211.3	$(5.10)	$(4.50)	13.3

Weighted-average shares, basic	108,867	108,410	0.4	108,751	105,000	3.6
Weighted-average shares, diluted	108,867	108,410	0.4	108,751	105,000	3.6
NM: "Not Meaningful"

(1)2021 includes amounts related to accelerated depreciation. See Special Items table for more details.
(2)2021 includes federal excise tax recovery amounts. See Special Items table for more details.

SPIRIT AIRLINES, INC.
Selected Operating Statistics
(unaudited)

	Three Months Ended December 31,			Percentage Change
Operating Statistics	2022	2021	2019		2022 vs. 2021		2022 vs. 2019
Available seat miles (ASMs) (thousands)	12,871,503	11,486,720	10,491,833		12.1%		22.7%
Revenue passenger miles (RPMs) (thousands)	10,428,363	9,161,329	8,897,193		13.8%		17.2%
Load factor (%)	81.0	79.8	84.8	1.2	pts	(3.8)	pts
Passenger flight segments (thousands)	10,259	8,651	8,760		18.6%		17.1%
Departures	70,228	60,035	57,035		17.0%		23.1%
Total operating revenue per ASM (TRASM) (cents)	10.81	8.60	9.24		25.7%		17.0%
Average yield (cents)	13.34	10.78	10.90		23.7%		22.4%
Fare revenue per passenger flight segment ($)	64.31	52.93	52.68		21.5%		22.1%
Non-ticket revenue per passenger flight segment ($)	71.31	61.22	58.03		16.5%		22.9%
Total revenue per passenger flight segment ($)	135.62	114.15	110.71		18.8%		22.5%
CASM (cents)	13.18	9.13	8.06		44.4%		63.5%
Adjusted CASM (cents) (1)	10.36	9.12	8.04		13.6%		28.9%
Adjusted CASM ex-fuel (cents) (1)(2)	6.52	6.54	5.71		(0.3)%		14.2%
Fuel gallons consumed (thousands)	139,263	123,300	116,591		12.9%		19.4%
Average fuel cost per gallon ($)	3.55	2.41	2.10		47.3%		69.0%
Aircraft at end of period	194	173	145		12.1%		33.8%
Average daily aircraft utilization (hours)	10.8	10.6	11.7		1.9%		(7.7)%
Average stage length (miles)	998	1,039	998		(3.9)%		—%

	Year Ended December 31,			Percentage Change
Operating Statistics	2022	2021	2019		2022 vs. 2021		2022 vs. 2019
Available seat miles (ASMs) (thousands)	48,567,978	40,749,334	41,783,001		19.2%		16.2%
Revenue passenger miles (RPMs) (thousands)	39,775,253	32,124,200	35,245,285		23.8%		12.9%
Load factor (%)	81.9	78.8	84.4	3.1	pts	(2.5)	pts
Passenger flight segments (thousands)	38,463	30,828	34,537		24.8%		11.4%
Departures	261,079	213,440	227,041		22.3%		15.0%
Total operating revenue per ASM (TRASM) (cents)	10.44	7.93	9.17		31.7%		13.8%
Average yield (cents)	12.74	10.06	10.87		26.6%		17.2%
Fare revenue per passenger flight segment ($)	63.85	46.16	54.63		38.3%		16.9%
Non-ticket revenue per passenger flight segment ($)	67.93	58.64	56.28		15.8%		20.7%
Total revenue per passenger flight segment ($)	131.78	104.80	110.91		25.7%		18.8%
CASM (cents)	11.67	8.07	7.97		44.6%		46.4%
Adjusted CASM (cents) (1)	10.71	8.98	7.93		19.3%		35.1%
Adjusted CASM ex-fuel (cents) (1)(2)	6.73	6.74	5.55		(0.1)%		21.3%
Fuel gallons consumed (thousands)	527,290	435,174	470,939		21.2%		12.0%
Average fuel cost per gallon ($)	3.66	2.10	2.11		74.3%		73.5%
Average daily aircraft utilization (hours)	10.7	9.7	12.3		10.3%		(13.0)%
Average stage length (miles)	1,013	1,024	1,002		(1.1)%		1.1%

(1)Excludes operating special items. In prior periods, we excluded supplemental rent adjustments related to the modification of aircraft or engine leases from our non-GAAP measures. However, we no longer exclude supplemental rent adjustments and, as such, Adjusted CASM and Adjusted CASM ex-fuel shown above for 2019 have been revised to reflect this change.
(2)Excludes fuel expense and operating special items.

Non-GAAP Financial Measures

The Company evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures, including Adjusted operating expenses, Adjusted operating income (loss), Adjusted operating margin, Adjusted pre-tax income (loss), Adjusted pre-tax margin, Adjusted net income (loss), Adjusted diluted earnings (loss) per share and Adjusted CASM. These non-GAAP financial measures are provided as supplemental information to the financial information presented in this press release that is calculated and presented in accordance with GAAP and these non-GAAP financial measures are presented because management believes that they supplement or enhance management’s, analysts’ and investors’ overall understanding of the Company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related GAAP financial measures presented in the press release and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in the method of calculation and in the items being adjusted. We encourage investors to review our financial statements and other filings with the Securities and Exchange Commission in their entirety and not to rely on any single financial measure.

The information below provides an explanation of certain adjustments reflected in the non-GAAP financial measures and shows a reconciliation of non-GAAP financial measures reported in this press release (other than forward-looking non-GAAP financial measures) to the most directly comparable GAAP financial measures. Within the financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Per unit amounts presented are calculated from the underlying amounts.

The Company believes that adjusting for loss on disposal of assets, special charges (credits), federal excise tax recovery adjustments and accelerated asset retirements is useful to investors because these items are not indicative of the Company’s ongoing performance and the adjustments are similar to those made by our peers and allow for enhanced comparability to other airlines. In prior periods, we excluded supplemental rent adjustments related to the modification of aircraft or engine leases from our non-GAAP measures. However, we no longer exclude supplemental rent adjustments and, as such, non-GAAP measures for 2019 have been revised to reflect this change and no longer exclude any previously reported supplemental rent adjustments.

Operating expenses per available seat mile (“CASM”) is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. We exclude aircraft fuel and related taxes and special items from operating expenses to determine Adjusted CASM ex-fuel. We also believe that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence and increases comparability with other airlines that also provide a similar metric.

Calculation of Total Non-Ticket Revenue per Passenger Flight Segment
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands, except per-segment data)	2022	2021	2019	2022	2021	2019
Operating revenues
Fare	$659,773	$457,934	$461,438	$2,455,817	$1,422,927	$1,886,855
Non-fare	709,898	513,794	490,319	2,533,548	1,752,875	1,870,750
Total passenger revenues	1,369,671	971,728	951,757	4,989,365	3,175,802	3,757,605
Other revenues	21,639	15,828	18,059	79,082	54,973	72,931
Total operating revenues	$1,391,310	$987,556	$969,816	$5,068,447	$3,230,775	$3,830,536

Non-ticket revenues (1)	$731,537	$529,622	$508,378	$2,612,630	$1,807,848	$1,943,681

Passenger segments	10,259	8,651	8,760	38,463	30,828	34,537

Non-ticket revenue per passenger flight segment ($)	$71.31	$61.22	$58.03	$67.93	$58.64	$56.28

(1)Non-ticket revenues equals the sum of non-fare passenger revenues and other revenues.

Special Items
(unaudited) (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2022	2021	2019	2022	2021	2019
Operating special items include the following:
Accelerated depreciation (2)	$—	$—	$—	$—	$3,542	$—
Federal excise tax recovery (3)	—	—	—	—	(2,197)	—
Loss on disposal of assets (4)	15,062	1,482	477	46,624	3,320	17,350
Operating special expense (credit) (5)	348,246	—	717	420,172	(377,715)	717
Total operating special items	$363,308	$1,482	$1,194	$466,796	$(373,050)	$18,067

Non-operating special items include the following:
Loss on extinguishment of debt (6)	—	—	—	—	331,630	—
Total non-operating special items	$—	$—	$—	$—	$331,630	$—

Total special items (1)	$363,308	$1,482	$1,194	$466,796	$(41,420)	$18,067

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)2021 includes amounts related to the accelerated depreciation on current aircraft seats related to the retrofit of 36 aircraft with new Acro6 seats.
(3)2021 includes amounts related to out-of-period interrupted trip expense credits recognized in connection with Federal Excise Tax recovery.
(4)2022 includes amounts related to the loss on sixteen aircraft sale leaseback transactions and the impairment of one spare engine. 2021 includes amounts related to the loss on five aircraft sale-leaseback transactions and the sale of auxiliary power units. 2019 includes amounts primarily related to the disposal of excess and obsolete inventory, partially offset by gains on aircraft sale-leaseback transactions.
(5)2022 includes legal, advisory, and other fees related to the former Agreement and Plan of Merger with Frontier Group Holdings, Inc. and Top Gun Acquisition Corp. (the “Frontier Merger Agreement”), the unsolicited proposal by JetBlue to acquire all of the Company's outstanding shares in an all-cash transaction, and the Agreement and Plan of Merger with JetBlue and Sundown Acquisition Corp. (the "JetBlue Merger Agreement"). In addition, 2022 includes costs associated with the retention bonus programs under the Frontier Merger Agreement and the JetBlue Merger Agreement and impairment charges related to the purchase agreement to sell 29 of our A319 aircraft. 2021 includes amounts related to the grant component of the PSP2 and PSP3 agreements with the Treasury and to the CARES Act Employee Retention credit; partially offset by amounts recorded in connection with the rehire of Team Members previously terminated under the Company's involuntary employee separation program but which were rehired in compliance with the restrictions mandated by the Company's participation in the PSP2 and PSP3 programs. Operating special charges for 2019 consist of the write-off of aircraft related credits resulting from the exchange of credits negotiated under the new purchase agreement with Airbus S.A.S ("Airbus") executed during the fourth quarter of 2019.
(6)2021 includes amounts primarily related to the premiums paid to early extinguish a portion of the Company's 2025 Convertible Notes and the 8.00% Senior Secured Notes. In addition, it includes the write-off of related deferred financing costs and original issuance discount.

Reconciliation of Adjusted Operating Expenses to GAAP Operating Expenses
(unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands, except CASM data in cents)	2022	2021	2019	2022	2021	2019
Total operating expenses, as reported	$1,697,039	$1,049,106	$845,192	$5,667,364	$3,287,649	$3,329,489
Less: Operating special items expense (credit)	363,308	1,482	1,194	466,796	(373,050)	18,067
Adj. Operating expenses, non-GAAP (1)	1,333,731	1,047,624	843,998	5,200,568	3,660,699	3,311,422
Less: Aircraft fuel expense	494,255	296,572	244,989	1,929,969	913,945	993,478
Adj. Operating expenses excluding fuel, non-GAAP (2)	$839,476	$751,052	$599,009	$3,270,599	$2,746,754	$2,317,944

Available seat miles	12,871,503	11,486,720	10,491,833	48,567,978	40,749,334	41,783,001

CASM (cents)	13.18	9.13	8.06	11.67	8.07	7.97
Adj. CASM (cents) (1)	10.36	9.12	8.04	10.71	8.98	7.93
Adj. CASM ex-fuel (cents) (2)	6.52	6.54	5.71	6.73	6.74	5.55

(1)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)Excludes operating special items and aircraft fuel expense. Refer to the section "Non-GAAP Financial Measures" for additional information.

Reconciliation of Adjusted Provision (Benefit) for Income Taxes to GAAP Provision (Benefit) for Net Income (unaudited)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2022	2021	2019	2022	2021	2019
Provision (benefit) for income taxes, as reported	$(69,633)	$(4,668)	$25,549	$(146,589)	$(47,751)	$101,171
Less: Net Income (loss) tax impact of special items	(80,012)	16,280	(296)	(102,023)	73,385	(4,171)
Adj. Provision (benefit) for income taxes, net, non-GAAP (1)	$10,379	$(20,948)	$25,845	$(44,566)	$(121,136)	$105,342

(1)The Company determined the Adjusted Provision (Benefit) for Income Taxes by calculating our estimated annual effective tax rate on adjusted pre-tax income and applying it to Adjusted Income (Loss) Before Income Taxes.

Reconciliation of Adjusted Net Income (Loss), Adjusted Pre-Tax Income (Loss), and Adjusted Operating Income (Loss) to GAAP Net Income (Loss) (unaudited) (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands, except per-share data)	2022	2021	2019	2022	2021	2019
Net income (loss), as reported	$(270,664)	$(87,159)	$81,214	$(554,150)	$(472,569)	$335,255
Add: Provision (benefit) for income taxes	(69,633)	(4,668)	25,549	(146,589)	(47,751)	101,171
Income (loss) before income taxes, as reported	(340,297)	(91,827)	106,763	(700,739)	(520,320)	436,426
Pre-tax margin	(24.5)%	(9.3)%	11.0%	(13.8)%	(16.1)%	11.4%
Add: Special items expense (credit) (2)	363,308	1,482	1,194	466,796	(41,420)	18,067
Adj. Income (loss) before income taxes, non-GAAP (3)	23,011	(90,345)	107,957	(233,943)	(561,740)	454,493
Adj. Pre-tax margin, non-GAAP (3)	1.7%	(9.1)%	11.1%	(4.6)%	(17.4)%	11.9%
Add: Adj. total other (income) expense (4)	34,568	30,277	17,861	101,822	131,816	64,621
Adj. Operating income (loss), non-GAAP (5)	57,579	(60,068)	125,818	(132,121)	(429,924)	519,114
Adj. Operating margin, non-GAAP (5)	4.1%	(6.1)%	13.0%	(2.6)%	(13.3)%	13.6%

Adj. Provision (benefit) for income taxes (6)	10,379	(20,948)	25,845	(44,566)	(121,136)	105,342
Adj. Net income (loss), non-GAAP (3)	$12,632	$(69,397)	$82,112	$(189,377)	$(440,604)	$349,151

Weighted-average shares, diluted (7)	109,327	108,410	68,553	108,751	105,000	68,559

Adj. Net income (loss) per share, diluted (3)	$0.12	$(0.64)	$1.20	$(1.74)	$(4.20)	$5.09

Total operating revenues	$1,391,310	$987,556	$969,816	$5,068,447	$3,230,775	$3,830,536

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)See "Special Items" for more details.
(3)Excludes operating and non-operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(4)Full year 2021 excludes $331.6 million of loss on extinguishment of debt.
(5)Excludes operating special items. Refer to the section "Non-GAAP Financial Measures" for additional information.
(6)See "Reconciliation of Adjusted Provision (Benefit) for Income Taxes to GAAP Provision (Benefit) for Net Income" table above for more details.
(7)Fourth quarter 2022 includes the dilutive impact of outstanding equity awards and warrants. Full year 2022 excludes the dilutive impact of outstanding equity awards and warrants. Although the Company was profitable on an adjusted net income basis in the fourth quarter 2022, the 2025 convertible shares had an anti-dilutive impact on the weighted average diluted earnings per share and were therefore excluded from the weighted-average diluted share count used to calculate adjusted net income per diluted share for the fourth quarter 2022. Fourth quarter and full year 2019 include the dilutive impact from outstanding equity awards.

Reconciliation of Adjusted Net Income per Share to GAAP Net Income per Share (unaudited) (1)

	Three Months Ended			Year Ended
	December 31,			December 31,
(per share)	2022	2021	2019	2022	2021	2019
Net income (loss) per share, diluted, as reported	$(2.49)	$(0.80)	$1.18	$(5.10)	$(4.50)	$4.89
Add: Impact of special items	3.34	0.01	0.02	4.29	(0.39)	0.26
Add: Tax impact of special items (2)	(0.73)	0.15	—	(0.94)	0.70	(0.06)
Adj. Net income (loss) per share, diluted, non-GAAP (1)	$0.12	$(0.64)	$1.20	$(1.74)	$(4.20)	$5.09

(1)Refer to the section "Non-GAAP Financial Measures" for additional information.
(2)Reflects the difference between the Company's GAAP Provision for Income Taxes and Adjusted Provision for Income Taxes as presented in the Reconciliation of Adjusted Net income to GAAP Net Income, on a per share basis.